UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2013, MoneyGram International, Inc. (the “Company”) and Pamela H. Patsley entered into a new employment agreement (the “Employment Agreement”), which supersedes the existing employment agreement between the Company and Ms. Patsley, which was set to expire on August 31, 2013.

Pursuant to the Employment Agreement, Ms. Patsley will continue to serve as the Company’s CEO under the terms and conditions of the Employment Agreement for the period commencing on March 27, 2013 and ending on September 1, 2015. Ms. Patsley will also continue in her capacity as Executive Chairman of the Board of Directors. Under the terms of the Employment Agreement, Ms. Patsley will receive an annual base salary of $925,000, which is subject to annual review and may be increased, but not decreased without Ms. Patsley’s consent. Ms. Patsley is also eligible to participate in the Company’s Performance Bonus Plan (“PBP”), with a target annual bonus equal to 120 percent of her base salary and a maximum annual bonus equal to two times her target bonus if Company performance exceeds targeted levels. Also pursuant to the Employment Agreement, Ms. Patsley shall participate in the Company’s 2005 Omnibus Incentive Plan, and be eligible to receive annual equity grants with a grant date fair market value at least equal to four times her base salary in effect at the time of grant.

The Employment Agreement provides that if Ms. Patsley were terminated without “cause” or if she resigns for “good reason” in the absence of a “change of control” (each as defined in the Employment Agreement), she would receive a payment of two times the sum of her base salary plus her target bonus under the PBP. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the PBP for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. Also, certain of Ms. Patsley’s equity awards and her cash performance award would remain outstanding and eligible to vest, or would remain exercisable, for various periods of time following termination of employment.

If Ms. Patsley’s employment were terminated by the Company without cause or by Ms. Patsley for good reason within 12 months following a change of control, she would receive a payment of two times the sum of her base salary plus her target bonus under the PBP. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the PBP for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. In addition, all stock options or any other long term incentive awards subject to time-based vesting would immediately vest, and a pro rata portion of all performance-based equity would immediately vest assuming the performance goals applicable to such award have been achieved at target level.

If Ms. Patsley’s employment were terminated for any reason other than cause at or following the expiration of the term on September 1, 2015, Ms. Patsley would be entitled to receive a pro rata portion of her bonus under the PBP for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period. Also, certain of Ms. Patsley’s equity awards and her cash performance award would remain outstanding and eligible to vest, or would remain exercisable, for various periods of time following termination of employment.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by the Employment Agreement, a copy of which is filed as Exhibit 10.1 and incorporated by reference to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibits
10.1	Employment Agreement dated as of March 27, 2013 by and between MoneyGram International, Inc. and Pamela H. Patsley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Steven Piano
Name:	Steven Piano
Title:	Executive Vice President, Human Resources and Corporate Services

Date: March 27, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Employment Agreement dated as of March 27, 2013 by and between MoneyGram International, Inc. and Pamela H. Patsley